EXHIBIT 10.1

                              SEPARATION AGREEMENT


            THIS SEPARATION AGREEMENT (the "Agreement") made and entered into effective as of March 10, 1999 (the "Effective Date"), by and between Pride International, Inc. (the "Company") and Ray H. Tolson (the "Executive");

                             W I T N E S S E T H:

            WHEREAS, the Executive and the Company are parties to that certain Employment/Non-Competition/Confidentiality Agreement dated as of August 1, 1994 (the "Employment Agreement"); and

            WHEREAS, the parties mutually desire to terminate the Employment Agreement effective March 10, 1999, and accordingly, the Executive has resigned from his positions as Chairman of the Board, Chief Executive Officer and director of the Company as of that date; and

            WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

            NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. RESIGNATION OF EMPLOYMENT: Effective as of March 10, 1999, the Executive resigns his positions as Chairman of the Board, Chief Executive Officer and director of the Company; and from any other position or office relating to the affairs of the Company and its subsidiaries.

            2. CANCELLATION OF CONTRACTS: The Company and the Executive agree that the rights and obligations of both parties under (i) the Employment Agreement and (ii) the stock option agreements issued to the Executive to purchase the Company's common stock, including the stock option rights assigned by the Executive to Tolson Interests, Ltd., are hereby cancelled, and that neither party shall have any further rights or claims under such agreements. The Company shall pay or cause to be paid to the Executive, as consideration for the cancellation of the Employment Agreement, a payment of $3,000,000, such amount to be paid to the Executive, or in the event of his death, to his estate, in ten substantially equal annual installments, pursuant to the terms of the Company's 401(k) Restoration Plan. The parties hereby agree that, in accordance with Revenue Ruling 58-301, 1958-1 C.B. 23, the payment made to the Executive pursuant to this Paragraph 2 of this Agreement as consideration for the cancellation of his Employment Agreement is not subject to the federal employment and income tax withholding provisions of Section 3121 of the Federal Insurance Contributions Act or Section 3402 of the Internal Revenue Code of 1986, as amended.


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            3. FURTHER CONSIDERATION FOR EXECUTION OF AGREEMENT AND WAIVER AND
RELEASE: In consideration for the Executive's execution of and compliance with the Agreement and the Waiver and Release attached hereto as ATTACHMENT A, and the execution by the Executive's family limited partnership, Tolson Interests, Ltd., of the Waiver and Release attached hereto as ATTACHMENT B, the Company shall provide the consideration set forth below in this Section 3. This consideration is provided subject to the binding execution by both the Executive and Tolson Interests, Ltd. of the attached Waiver and Release agreements, which must be executed on or before April 15, 1999. The Company's obligation to make any further payments otherwise due under Section 3A shall cease in the event the Executive fails to comply with the terms of this Agreement or his Waiver and Release, and the Company's obligation to make the payment set forth in Section 3B shall cease in the event Tolson Interests, Ltd. fails to comply with the terms of its Waiver and Release.

            A. PAYMENT TO THE EXECUTIVE: The Company shall pay the Executive a cash payment of $3,080,000, of which $2,080,000 will be paid to the Executive not later than ten (10) business days after his execution of the Waiver and Release attached as ATTACHMENT A, without revocation, and the remaining $1,000,000 shall be paid to the Executive, or in the event of his death to his estate, in ten (10) substantially equal annual installments, pursuant to the terms of the Company's 401(k) Restoration Plan.

            B. PAYMENT TO TOLSON INTERESTS, LTD.: The Company agrees to pay Tolson Interests, Ltd. a lump sum cash payment of $1,920,000, payable not later than ten (10) business days after the execution by Tolson Interests, Ltd. of the Waiver and Release attached hereto as ATTACHMENT B.

            4. AMENDMENT TO 401(K) RESTORATION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN: The Company shall amend the Company's 401(k) Restoration Plan to permit payments to be made thereunder in the form negotiated pursuant to this Agreement, and the Company and the Executive agree that all amounts payable to the Executive under the Company's 401(k) Restoration Plan shall be paid to the Executive, or in the event of his death to his estate, in ten (10) substantially equal annual installments beginning in January, 2000. In addition, the Company agrees to amend the Company's 401(k) Restoration Plan and the Supplemental Executive Retirement Plan to permit the Executive to have the right to elect, at any time beginning four and one-half years after the Effective Date, to obtain the aggregate unpaid amounts due under those plans in an immediate lump sum payment, subject to a 5% reduction of the balance payable as a penalty for acceleration of payment.

            5.    CONFIDENTIALITY; NON-COMPETITION:

            A. CONFIDENTIALITY: The Executive recognizes and acknowledges that in the course of his employment with the Company and as a result of the position of trust he has held with the Company he has obtained private or confidential information and proprietary data relating to the Company and its affiliates including, without limitation, financial information, customer lists, patent information and other data which are valuable assets and property rights of the Company and its affiliates. All of such private or confidential information and proprietary data is referred to herein as "Confidential Information";


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      provided, however, that Confidential Information will not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive). The Executive agrees that he will not at any time, directly or indirectly, disclose or use Confidential Information acquired during his employment with the Company and its affiliates except with the prior written consent of the Chief Executive Officer of the Company.

            B. NON-SOLICITATION: The Executive agrees that he will not, for five years after the Effective Date, in the Executive's individual capacity or on behalf of another (i) hire or offer to hire any of the officers, employees, directors or agents of the Company or its affiliates, (ii) persuade or attempt to persuade in any manner any officer, employees, directors or agent of the Company to discontinue any relationship with the Company or its affiliates or (iii) solicit or divert or attempt to divert any customer or supplier of the Company or its affiliates.

            C. NON-COMPETITION: The Executive acknowledges that his employment with the Company has provided him with specialized knowledge concerning the business of the Company ("Company Business") which, if used in competition with the Company could cause serious harm to the Company, and the covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive agrees that for a period of five (5) years after the Effective Date, the Executive will not in the United States or any other country where the Company conducts operations related to the Company Business, directly or indirectly, either as an individual, proprietor, stockholder (other than as a holder of up to one (1%) percent of the outstanding shares of a corporation whose shares are listed on a stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers), partner, officer, employee, director or otherwise:

                  a. work for, become an employee of, invest in, provide
            consulting services or in any way engage in any business which provides, produces, leases or sells products or services of the same or similar type provided, produced, leased or sold by the Company and with regard to which the Executive was engaged, or over which the Executive had direct or indirect supervision or control, within three years preceding the Executive's termination of employment, in any area where the Company provided, produced, leased or sold such products or services at any time during the three years preceding such termination of employment, or

                  b. provide, sell, offer to sell, lease, offer to lease, or solicit any orders for any products or services which the Company provided and with regard to which the Executive had direct or indirect supervision or control, within three years preceding the Executive's termination of employment, to or from any person, firm or entity which was a customer for such products or services of the Company during the three years preceding such termination from whom the Company had solicited business during such three years.



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            D. ENFORCEMENT: The Executive hereby agrees that a violation of the provisions of Section 5 or 6 would cause irreparable injury to the Company and its affiliates, for which they would have no adequate remedy at law. Any controversy or claim arising out of or relating to the provisions of this Section 5 or 6, or any alleged breach of Section 5 or 6, shall be settled by binding arbitration in accordance with Section 12. Notwithstanding the foregoing, however, the Company specifically retains the right before, during or after the pendency of any arbitration to seek injunctive relief from a court having jurisdiction for any actual or threatened breach of Section 5 or 6 without necessity of complying with any requirement as to the posting of a bond or other security (it being understood that the Executive hereby waives any such requirement). Any such injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, and the institution and maintenance of an action or judicial proceeding for, or pursuit of, such injunctive relief shall not constitute a waiver of the right of the Company to submit the dispute to arbitration.

                  If any provision of Section 5 or 6 is found by either a court of competent jurisdiction or the arbitrators to be unreasonably broad, oppressive or unenforceable, such court or arbitrators (i) shall narrow the scope of the Agreement in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by law, shall enforce such Agreement as though reformed.

            6. NONDISPARAGEMENT: As a material inducement to the Company to enter into this Agreement, the Executive agrees that he will not (i) publicly criticize or disparage the Company or any affiliate, or privately criticize or disparage the Company or any affiliate in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or any affiliate in any community in which the Company or any affiliate is engaged in business; (ii) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company or any affiliate; subject, however, with respect to any legal action relating to the Executive's employment, to the execution by the Executive of the attached Waiver and Release; (iii) commit damage to the property of the Company or any affiliate or otherwise engage in any misconduct which is injurious to the business or reputation of the Company or any affiliate; or (iv) take any other action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company or any affiliate; provided, however, that the Executive will not be in breach of the covenant contained in (ii) above solely by reason of his testimony which is compelled by process of law. As used in Sections 5 and 6 of this Agreement, the term "affiliate" means the Company, any subsidiary, any officer, director or executive of the Company or any subsidiary, and any former officer, director or executive of the Company or any subsidiary.

            7. ASSISTANCE WITH LITIGATION: The Executive agrees that for a period of five years after the Effective Date, the Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company or any subsidiary is then or may become involved.


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            8. INDEMNIFICATION: The Company agrees to indemnify the Executive for any claims that may be asserted against the Executive by any person acting in the capacity of a stockholder of the Company relating to the subject matter of this Agreement, excluding claims by Tolson Interests, Ltd. or any party with whom the Executive has a contractual relationship.

            9. NONASSIGNABILITY: Neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, any attempt at such shall be void; and further provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Executive, nor shall it be subject to attachment or legal process for or against the Executive. Notwithstanding the foregoing, in the event of the Executive's death prior to the payment in full of the cash payments under Section 2, or the payment in full of the cash payment under Section 3, if the Executive has become entitled to the Section 3 benefit by execution of the Waiver and Release, such cash payments will be paid to the Executive's estate.

            10. AMENDMENT OF AGREEMENT: This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

            11. WAIVER: No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

            12. ARBITRATION: Any dispute, controversy or claim arising out of or relating to the obligations under this Agreement, shall be settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within 30 days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the "AAA"). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. All fees and expenses of the arbitration, including a transcript if requested, will be borne by the parties equally.

            13. NOTICES: All notices or communications hereunder shall be in writing, addressed as follows:

                  To the Company:

                  Pride International, Inc.
                  5847 San Felipe, Suite 3300
                  Houston, TX 77057
                  Attention: Paul A. Bragg



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                  To the Executive:

                  Ray H. Tolson
                  HC12 Box 64R
                  Fredericksburg, TX 78624

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

            14. SOURCE OF PAYMENTS: All cash payments provided in this Agreement will be paid from the general funds of the Company. The Executive's status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Executive will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive or any other person; provided, however, that the Company may continue to maintain a grantor trust subject to claims of creditors of the Company, to hold certain assets payable under the Company's 401(k) Restoration Plan. The Company in its sole discretion may retain as owner and for its own benefit insurance on the life of the Executive in such amounts and in such forms consistent with the policies on the life of the Executive held by the Company as of the Effective Date. Such life insurance policies may be held by the Company in connection with the liabilities assumed by the Company pursuant to this Agreement, but shall not be deemed to be held under any trust for the benefit of the Executive, any beneficiary of the Executive or his estate, or to be security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged and unrestricted asset of the Company. Neither the Executive nor his beneficiaries or estate shall have any right or interest in or to any proceeds of such policies.

            15. FEDERAL INCOME TAX WITHHOLDING: The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

            16. SEVERABILITY: If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

            17. COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

            18. TITLES: The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.


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            19. GOVERNING LAW: This Agreement will be construed and enforced in accordance with the laws of the State of Texas.

            IN WITNESS WHEREOF, the parties have executed this Agreement on March 24, 1999, but effective as of the date and year first above written.



                                    PRIDE INTERNATIONAL, INC.



                                    By /s/ PAUL A. BRAGG
                                           Paul A. Bragg


                                    EXECUTIVE



                                    /s/ RAY H. TOLSON
                                        Ray H. Tolson


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                                  ATTACHMENT A

                                                           Dated: March 24, 1999


                               WAIVER AND RELEASE

            In exchange for the consideration offered under the Separation Agreement between me and Pride International, Inc. (the "Company"), dated effective March 10, 1999 (the "Agreement"), I hereby waive all of my claims and release the Company, its affiliates, its subsidiaries and each of their directors and officers, executives and agents, and executive benefit plans and the fiduciaries and agents of said plans (collectively referred to as the "Corporate Group") from any and all claims, demands, actions, liabilities and damages. All payments under Paragraph 3 of the Agreement are voluntary on the part of the Company and are not required by any legal obligation of the Company to me other than the Agreement itself. I choose to accept this offer.

            I UNDERSTAND THAT SIGNING THIS WAIVER AND RELEASE IS AN IMPORTANT LEGAL ACT. I ACKNOWLEDGE THAT THE COMPANY HAS ADVISED ME IN WRITING TO CONSULT AN ATTORNEY BEFORE SIGNING THIS WAIVER AND RELEASE. I UNDERSTAND THAT I HAVE UNTIL 21 CALENDAR DAYS AFTER THE DATE SHOWN ABOVE TO CONSIDER WHETHER TO SIGN AND RETURN THIS WAIVER AND RELEASE TO THE COMPANY BY FIRST-CLASS MAIL OR BY HAND DELIVERY IN ORDER FOR IT TO BE EFFECTIVE.

            In exchange for the consideration offered to me by the Company pursuant to Paragraph 3 of the Agreement, which is in addition to any remuneration or benefits to which I am already entitled, I agree not to sue or file any charges of discrimination, or any other action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Company, except with respect to rights under the Agreement and such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Older Workers Benefit Protection Act of 1990; the Executive Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; and/or contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law.

            Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

            I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or


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contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.

            I understand that for a period of 7 calendar days following my signing this Waiver and Release (the "Waiver Revocation Period"), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under Paragraph 3 of the Agreement. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.

            I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release.

            By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.


AGREED TO AND ACCEPTED this
24th day of March, 1999.



/s/ RAY H. TOLSON
    Ray H. Tolson


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                                  ATTACHMENT B


                               WAIVER AND RELEASE

            Effective as of March 10, 1999, Tolson Interests, Ltd. ("TIL") agrees to relinquish, waive and disclaim any and all claims or rights TIL may have with respect to the stock option rights (the "Options") assigned by Ray H. Tolson to TIL to purchase the common stock of Pride International, Inc. (the "Company"). TIL hereby agrees that the relinquishment of its rights to any benefits under the Options is given in exchange for good and valuable consideration given by the Company in the form of an agreement to pay a lump sum cash payment of $1,920,000 not later than ten business days after the execution by TIL of this Waiver and Release, pursuant to the terms of the Separation Agreement between the Company and Ray H. Tolson dated effective March 10, 1999. The undersigned hereby fully releases the Company, its directors, officers, executives, agents and fiduciaries from any and all claims, demands, actions, liabilities and damages relating in any way to the Options.

            The undersigned certifies to the Company that he is a duly authorized representative of TIL and has the authority to execute this Waiver and Release on TIL's behalf.


AGREED TO AND ACCEPTED
this 24th day of March, 1999


TOLSON INTERESTS, LTD.



By: /s/ RAY H. TOLSON
Title: Managing Partner


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